Exhibit 10.1

SEPARATION AGREEMENT WITH REAFFIRMATION

In order to settle as fully as possible all known and unknown claims I might have against Activision Blizzard, Inc. (the “Company”) and the other Released Parties (as defined in paragraph (d), below), the Company and I, Claudine Naughton, agree as follows:

(a)           Employment Termination: My employment will end on September 20, 2021, or on any earlier date if it is otherwise terminated by me with the Company’s written consent or by the Company (such date, the “Termination Date”).

(b)          Separation Benefits: Provided I sign this Separation Agreement With Reaffirmation (the “Separation Agreement”), the Company will pay me a lump sum of $100 (less any applicable taxes and withholdings) within thirty (30) days of the date I sign and return a copy of this Separation Agreement to the Company’s Chief Legal Officer at the address set forth in the box on the last page of this Separation Agreement. In addition, provided I sign this Separation Agreement, including the attached Exhibit A, and return the signed version of this Separation Agreement and the signed version of Exhibit A to the Company by the deadlines provided for in the box on the last page of this Separation Agreement, and the Separation Agreement becomes effective by its terms and Exhibit A becomes effective and irrevocable no later than the later of (i) twenty-eight (28) days after I received this Separation Agreement and Exhibit A or (ii) ten (10) days after my Termination Date, the Company will pay or provide the following things to me, in lieu of any payments, benefits, or other items I otherwise might be entitled to receive pursuant to the terms of my Employment Agreement, entered in to with the Company effective August 14, 2019, as extended and attached hereto as Exhibit B (the “Employment Agreement”). The Company will withhold taxes, report amounts to tax authorities with respect to these benefits as it determines it is required to do, and make any other lawful deductions as may be required. Because the Company and I mutually agreed to the termination of my Company employment, I acknowledge and agree that this Separation Agreement fully extinguishes any obligations the Company or any Released Party might otherwise have to me pursuant to Paragraph 10 of my Employment Agreement.

(i)            Lump Sum Cash Payment: The Company will pay me a lump sum equal to my base salary (at the annual rate of $650,000), less any applicable taxes and withholdings, that I would have earned after my Termination Date had my Company employment continued until July 31, 2022, within thirty (30) days of Exhibit A becoming effective and irrevocable. Assuming my Termination Date is September 20, 2021, the Company and I agree that the lump sum amount will be $559,178.08, less any applicable taxes and withholdings. If the period that contains the permissible payment date spans two (2) calendar years, then the date payment will be made will be in the second calendar year.

(ii)            Annual Bonuses: The Company will pay me an amount equal to $771,875 representing 100% of my target bonus amount of the annual bonus that I would have received for the 2021 and 2022 annual years had I remained employed through the expiration date of my Employment Agreement, with my 2022 annual bonus prorated based on a fraction, the numerator of which is 7 (representing the seven calendar month from January 1, 2022 through July 31, 2022 (the date my Employment Agreement was scheduled to expire)), and the denominator of which is 12.  Any payment to me in accordance with this section will be made in a lump sum, and less any applicable taxes and withholdings, within thirty (30) days of Exhibit A becoming effective and irrevocable.  If the period that contains the permissible payment date spans two (2) calendar years, then the date payment will be made will be in the second calendar year.

Sep. Agreement/Naughton, C. (September 10, 2021)	1

(iii)            Stock Option Award Cancelation: As of the date of this Separation Agreement, I acknowledge and agree that the portion of the stock option the Company granted me on November 11, 2019, under the Notice of Stock Option Award attached as Exhibit C (the “Stock Option Award”) that is scheduled to vest on July 31, 2022, representing the contingent right to purchase 43,436 shares of the Company’s common stock, automatically and without further action on my part will be cancelled and forfeited (the “Cancelled Stock Option”). In connection with the cancellation and forfeiture of the Cancelled Stock Option, the Company will pay me the following amount: (A) the difference between (i) the average regular trading closing price of a share of Company common stock on each of the trading days within the thirty (30) calendar days ending on the Termination Date and (ii) $52.52, multiplied by (B) 43,436. For example, if the average reported regular trading closing price of a share of Company common stock on each of the trading days during the thirty (30) calendar days ending on the Termination Date were $82.52, the Company would pay me $1,303,080 (($82.82-$52.52) X 43,436). Any payment to me in accordance with this section will be made in a lump sum, and less any applicable taxes and withholdings, within thirty (30) days of Exhibit A becoming effective and irrevocable.  If the period that contains the permissible payment date spans two (2) calendar years, then the date payment will be made will be in the second calendar year.

(iv)            Continued PSU Vesting: The Company will eliminate the continued service requirement for the vesting of performance-vesting restricted share units the Company granted me on November 11, 2019 under the Notice of Performance-Vesting Restricted Share Unit Award attached as Exhibit D (the “PSU Award”). I acknowledge and agree that the maximum number of shares of Company common stock that may be delivered to me in connection with the PSU Award is 21,896 shares and that all other terms of the PSU Award shall continue to apply without modification. I acknowledge and agree that any other performance-based equity awards shall be forfeited without compensation therefore on the Termination Date and that to the extent not vested on July 31, 2022, the performance-vesting restricted share units under the PSU Award shall be forfeited without compensation therefore on July 31, 2022. For the sake of clarity, nothing in this Separation Agreement shall cause the forfeiture of any Company common stock previously delivered to me. The parties agree that the Company will not adjust the performance objective with respect to the vesting of the PSU Award for the Company’s 2021 fiscal year, as otherwise would be permitted by Paragraph 2(d)(b) of my Employment Agreement.

(v)            Equity Award Exercise: To the extent I desire to exercise any stock options I may have been previously awarded that have vested as of the Termination Date, such stock options must be exercised with 90 days of the Termination Date or they will be immediately forfeited and will never be exercisable. I acknowledge and agree that no stock options will vest after the Termination Date, including for the sake of clarity, the Cancelled Stock Option. Nothing in this Separation Agreement gives me the right to exercise an option after the date on which it otherwise would expire.

Sep. Agreement/Naughton, C. (September 10, 2021)	2

(vi)           Nondisparagement: The Company will instruct the current members of its Board of Directors as well its executive leadership team, not to criticize, denigrate, or otherwise disparage me. Nothing in this subsection (vi) shall prohibit (i) the Company from filing disclosures with the SEC, (ii) any internal discussions or discussions with such individuals’ or the Company’s or such individual’s professional representatives; or (iii) giving truthful testimony, or truthfully responding to a valid subpoena, or communicating with government or regulatory entities.

(c)          Compensation and Benefit Plans: Except as provided elsewhere in this Separation Agreement, I waive future coverage and benefits under all disability programs for the employees of the Company, and I will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, disability, and other compensation or benefit plans for the employees of the Company following the Termination Date. Thereafter, except as provided elsewhere in this Separation Agreement, or as otherwise provided by the terms of the applicable plans and/or applicable law, I will have no rights under any of those plans, except for the following rights, which are unaffected by this Separation Agreement and shall not be considered to have been paid under this Separation Agreement:

(i)            Group Insurance: I will have the right to elect COBRA continuation coverage for any Company-sponsored medical, dental, or vision program in which I participated as of my Termination Date under the normal COBRA health care continuation rules, which means that I generally will be entitled to buy continued coverage under such plans for a limited period of time after the date coverage ceases.

(ii)            Accrued Vacation: I will receive a payment for my unused accrued vacation time in my final paycheck, except to the extent I use any such time before the Termination Date.

(iii)            Qualified Plan Retirement Benefits: I will retain my vested benefits under any qualified retirement plan of the Company, as determined under the official terms of each such plan. However, according to the plan rules, any employee and employer matching contributions will cease on the Termination Date.

Any payments made under this Separation Agreement will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in that program to the contrary.

(d)          Release: I release (i.e., give up) all known and unknown claims that I presently have against the Company, all current and former parents, subsidiaries, related companies, partnerships, joint ventures, or other affiliates, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (collectively, the “Released Parties”), except claims that the law does not permit me to waive by signing this Separation Agreement. For example, I am releasing all common law, contract, tort, negligence or other claims I might have, as well as all claims I might have under the WARN Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA) and similar state or local laws (including the California Fair Employment and Housing Act, the California Labor Code, the California Business and Professions Code and any applicable California Industrial Welfare Commission Order). Nothing in this Separation Agreement affects any rights I otherwise may have to indemnification under contract or statute including, for the sake of clarity, under any directors and officers insurance policy maintained by the Company.

Sep. Agreement/Naughton, C. (September 10, 2021)	3

I expressly waive the protection of any law that is intended to protect against releasing unknown claims such as Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims THAT the creditor OR RELEASING PARTY does not know or suspect to exist in his or her favor at the time of executing the release AND THAT, if known by him or her, WOULD have materially affected his or her settlement with the debtor OR RELEASED PARTY.

(e)          Challenges to Validity, Government and Agency Communication, etc.:  Nothing in this Separation Agreement prevents me from challenging the validity of the release of claims, giving truthful testimony, or truthfully responding to a valid subpoena, or communicating or filing a charge with government or regulatory entities (such as the Department of Fair Employment and Housing, Equal Employment Opportunity Commission, National Labor Relations Board, Department of Labor, or Securities and Exchange Commission). Notwithstanding the previous sentence, I understand and acknowledge that I am releasing any and all claims or rights to recover under the currently pending litigation brought by the Department of Fair Employment and Housing (DFEH), Dept. of Fair Employment and Housing v. Activision Blizzard, Inc., et. al., 21 ST CV 26571 (Jul. 20, 2021).

(f)           Representations and Promises: I acknowledge and agree that:

Except as specifically modified by this Separation Agreement, I remain bound by the terms of Paragraph 8 of my Employment Agreement and the employee confidential information agreement (or such similarly titled agreement and hereinafter referred to as the “ECIA”) signed by me, both of which I have previously signed and are attached as Exhibits B & E. I represent and warrant that I have not previously breached, and I will not breach, any of the provisions of the ECIA or of Paragraph 8 of my Employment Agreement.

(i)            By my Termination Date, I will have cleared all expense accounts, repaid everything I owed to the Company or any other Released Party, paid all amounts I owed on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts. I agree not to incur any expenses, obligations, or liabilities on behalf of the Company or any of its affiliates.

Sep. Agreement/Naughton, C. (September 10, 2021)	4

(ii)            No later than my Termination Date, I will have returned to the Company (including by making satisfactory arrangements with the Company to have the Company collect on my Termination Date), all Company property in my possession, custody, or control, including any mobile phone, computer, or electronic devices, or other equipment that has been issued to me by the Company. Without limiting the foregoing, I represent that I either have returned or will return to the Company by my Termination Date to the Company’s Chief Legal Officer (including by making satisfactory arrangements with the Company to have the Company collect) all notes and memoranda in hard-copy, electronic, or other form, in my possession, custody, or control that was created or received by me in the course and scope of my Company employment and I represent that I have not retained and will not retain copies of any such notes or memoranda or any other Company property.

(iii)            Upon reasonable notice, I agree to make myself reasonably available to respond to questions from the Company related to the work that I performed while I was employed by the Company.

(iv)          This Separation Agreement including Exhibit A, constitutes the entire agreement between me and the Company concerning the terms of my employment with and separation from the Company. This Separation Agreement only may be amended by a written agreement that the Company and I sign.

(v)           This Separation Agreement and Exhibit A expressly supersede all rights I otherwise would have had or obligations that the Company otherwise would have had under the Employment Agreement (except for those provisions referenced above in (f)(ii), all of which survive the termination of the employment relationship) and I understand and agree that I have no further rights and the Company has no further obligations under the Employment Agreement.

(vi)          This Separation Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of my termination of employment with the Company I am a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to me) until the date that is six months following my termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to me hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements due to me under this Separation Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements shall be paid to me in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Separation Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All payments to be made upon a termination of employment under this Separation Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code.

Sep. Agreement/Naughton, C. (September 10, 2021)	5

(vii)         The Company makes no guarantee as to the tax treatment to me in connection with this Separation Agreement or with respect to the payment of any amount or the provision of any benefit and neither the Company, its employees, officers, directors, or attorneys shall have any liability to me on account of any adverse tax or related consequences including but not limited to adverse consequences under Section 409A. I shall be solely responsible for the satisfaction of any taxes and interest (including employment taxes imposed on me and penalty taxes on nonqualified deferred compensation), other than employer-side payroll taxes.

(viii)         As of the date this Separation Agreement becomes effective and irrevocable, it is a legally admissible, enforceable agreement governed by United States Federal law (including the Federal Arbitration Act) and the laws of California without regard to its conflict of laws provisions.

(ix)           When I decided to sign this Separation Agreement, I was not relying on any representations that were not in this Separation Agreement and any exhibits to it.

(x)            I have not been told that the Company or any other Released Party ever will employ me in the future.

(xi)           I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have been paid all wages, commissions, compensation, benefits, and other amounts that the Company or any other Released Party should have paid me in the past and, except as expressly set forth in this Separation Agreement, neither the Company nor any other Released Party owes me any such amounts or will owe me any such amounts in the future.

(xii)          This Separation Agreement is not an admission of wrongdoing by me, the Company or any other Released Party.

(xiii)         I am intentionally releasing claims that I do not know that I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims I am releasing.

(xiv)         If the Company or I successfully assert that any provision in this Separation Agreement and/or Exhibit A is void, the rest of the Separation Agreement and/or Exhibit A shall remain valid and enforceable unless the other party to this Separation Agreement and/or Exhibit A elects to cancel it. If this Separation Agreement and/or Exhibit A is cancelled, I will repay the special payment and benefits I received for signing the Separation Agreement and/or Exhibit A, as the case may be.

(xv)         If I initially did not think any representation I am making in this Separation Agreement and/or Exhibit A was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Separation Agreement and Exhibit A. I have carefully read this Separation Agreement and Exhibit A, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. The consideration period described in the box above my signature started when I first was given this Separation Agreement and Exhibit A, which I represent and agree occurred on September 3, 2021, and I waive any right to have it restarted or extended by any subsequent changes to this Separation Agreement and/or Exhibit A. The Company would not have given me the special payments or benefits I am getting in exchange for this Separation Agreement and Exhibit A but for my representations and promises I am making by signing them.

Sep. Agreement/Naughton, C. (September 10, 2021)	6

(xvi)         I have not disclosed and prior to the date the Company files this Agreement with the Securities Exchange Commission, I will not disclose the terms (including any amount(s) to be paid) or existence of the settlement evidenced by this Separation Agreement, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement.  Such a person’s violation of this confidentiality requirement shall be treated as a violation by me.

(xvii)        I agree not to criticize, denigrate, or otherwise disparage the Company, any other Released Party, or any of the Company’s or any other Released Party’s products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research.  The foregoing obligation shall only apply with respect to an employee of the Company who is hired after my Termination Date to the extent I knew such individual was a Company employee at the time I engage in any action that otherwise would be prohibited under this subsection (xvii).

(xviii)       Nothing in this Separation Agreement shall prohibit: (i) disclosures that by law may not be prohibited; (ii) disclosures for which a party’s right to make such disclosures by law may not be waived;  (iii) disclosures that are legally required or affirmatively authorized by law, including to comply with any lawful subpoena or court order; (iv) disclosures that are truthful representations in connection with a report or complaint to an administrative agency (but only if I notify the Company of a disclosure obligation or request within one business day after I learn of it, unless I am prohibited from doing so by applicable law, and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure); or (v) disclosures to the extent necessary to enforce this Separation Agreement in a legal proceeding (but I will jointly request, with the Company, that any such disclosures be filed under seal).

(xix)            All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Company:	Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, California 90405
Attention: Chief Legal Officer

To me:	Claudine Naughton

Sep. Agreement/Naughton, C. (September 10, 2021)	7

Either party may by written notice designate a different address for giving of notices. I specifically agree to notify the Company in writing if my address for receiving notices changes. Five business days after the date of mailing of any such notice shall be deemed to be the date on which such notice is given.

(xx)            The Company hereby advises me to consult with and obtain the advice of an attorney of my own choice (at my own expense).

(g)            Arbitration of Disputes: The Company and I agree to resolve any dispute we may have with each other through final and binding arbitration. For example, I am agreeing to arbitrate any dispute about the formation or validity of this Separation Agreement and Exhibit A, or any discrimination, defamation or retaliation claim. I also agree to resolve through final and binding arbitration any dispute I have with any other Released Party who elects to arbitrate that dispute under this subsection. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Separation Agreement. Nothing in this section prohibits the Company or me from seeking temporary equitable relief in aid of arbitration. Arbitration shall be conducted by JAMS in accordance with its Employment Arbitration Rules & Procedures. The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if I am the party initiating the claim, I will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state of California. Each party shall pay in the first instance its own litigation costs and attorneys’ fees, if any. To the maximum extent permitted by law, the arbitrator shall award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator at all times shall rule upon a motion for attorneys’ fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim(s) at issue. If I am party to any prior arbitration agreement covering a dispute, that prior arbitration agreement shall apply instead of this one; provided, however, that if that prior arbitration agreement is held to be unenforceable for any reason, or held not fully to apply to the dispute at issue, then the arbitration agreement made in this section shall apply.

(h)            8-K Filing: The parties agree that the Company shall file a Form 8-K with the Securities Exchange Commission with respect to my termination of employment that will include the excerpted sections related to my termination of employment substantially in the form attached as Exhibit F.

(i)            Counterparts and Electronic Signature:  This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.  The Separation Agreement may be executed by facsimile or other electronic method.  If electronic methods are used by the parties to execute this Separation Agreement, the parties agree that the place of sending and receiving this Separation Agreement shall be in the State of California.

Sep. Agreement/Naughton, C. (September 10, 2021)	8

YOU MAY NOT UNILATERALLY MAKE ANY CHANGES TO THE TERMS OF THIS SEPARATION AGREEMENT. BEFORE SIGNING THIS SEPARATION AGREEMENT, READ IT CAREFULLY AND, YOU ARE HEREBY ADVISED TO DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS SEPARATION AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP UNTIL SEPTEMBER 9, 2021. BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

SEPTEMBER 9, 2021 IS THE DEADLINE TO DELIVER A SIGNED COPY OF THIS SEPARATION AGREEMENT TO THE CHIEF LEGAL OFFICER ACTIVISION BLIZZARD, INC. AT 3100 OCEAN PARK BOULEVARD, SANTA MONICA, CA 90405. IF YOU DO NOT DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

IN ORDER TO RECEIVE THE SPECIAL PAYMENTS AND BENEFITS DESCRIBED IN SECTIONS (b)(i), (ii), (iii), (iv), (v) OR (vi) OF THIS SEPARATION AGREEMENT, YOU ARE ALSO REQUIRED TO SIGN EXHIBIT A AND RETURN IT TO THE CHIEF LEGAL OFFICER, ACTIVISION BLIZZARD, INC. AT 3100 OCEAN PARK BOULEVARD, SANTA MONICA, CA 90405 NO LATER THAN THE LATER OF (A) 21 DAYS FROM THE DATE YOU RECEIVED THIS SEPARATION AGREEMENT OR (B) THREE (3) DAYS AFTER YOUR TERMINATION DATE.

IF YOU DO NOT SIGN BOTH THIS SEPARATION AGREEMENT AND EXHIBIT A BY THE DEADLINES PROVIDED FOR IN THIS BOX, OR IF YOU REVOKE EXHIBIT A AS DESCRIBED BELOW, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS AND BENEFITS DESCRIBED IN SECTIONS (b)(i), (ii), (iii) (iv), (v) OR (vi) OF THIS SEPARATION AGREEMENT. IF YOU TIMELY SIGN THIS SEPARATION AGREEMENT AND DO NOT TIMELY SIGN EXHIBIT A OR IF YOU TIMELY REVOKE EXHIBIT A, YOU ONLY WILL BE ENTITLED TO RECEIVE $100 AS DESCRIBED IN SECTION (b) OF THIS SEPARATION AGREEMENT.

YOU MAY REVOKE EXHIBIT A IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO THE CHIEF LEGAL OFFICER, ACTIVISION BLIZZARD, INC. AT 3100 OCEAN PARK BOULEVARD, SANTA MONICA, CA 90405 BEFORE SEVEN DAYS EXPIRE FROM THE TIME YOU SIGNED IT. EVEN IF YOU REVOKE EXHIBIT A, YOU MAY NOT REVOKE THE SEPARATION AGREEMENT, WHICH WILL REMAIN IN FULL FORCE AND EFFECT.

Sep. Agreement/Naughton, C. (September 10, 2021)	9

ACCEPTED AND AGREED TO:

Activision Blizzard, Inc.		Employee

By:	/s/Grant Dixton	By:	/s/Claudine Naughton
	Grant Dixton		Claudine Naughton
Chief Legal Officer

Date:	September 10, 2021	Date:	9/10/21

Sep. Agreement/Naughton, C. (September 10, 2021)	10

EXHIBIT A

REAFFIRMATION OF SEPARATION AGREEMENT

By my signature below on this Reaffirmation of Separation Agreement (“Reaffirmation”), I hereby reaffirm the Separation Agreement With Reaffirmation of September 10, 2021, entered into between myself, on the one hand, and Activision Blizzard, Inc. (“Company”) on the other hand (the “Separation Agreement”), which is incorporated herein by reference as if set forth fully. I understand and agree that this Reaffirmation effectuates a complete release of all claims of whatever kind or nature, whether known or unknown, as described in the Separation Agreement, while extending the timeframe of those releases to and including the date of my signature below.

In addition, I understand and agree that by signing this Reaffirmation, I am releasing (i.e., giving up) all known and unknown claims that I presently have against any of the Released Parties (as that term is defined in the Separation Agreement) under the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA). Without limiting the foregoing, I understand and agree that by entering into this Reaffirmation: (i) I am waiving any rights or claims that I might have under the ADEA, as amended by the OWBPA; (ii) I am not waiving any rights or claims that may arise after the date that I execute this Reaffirmation; (iii) as a result of signing this Reaffirmation and not revoking it, I will receive consideration beyond that to which I was previously entitled; (iv) I am hereby advised by the Company to consult with an attorney before signing this Reaffirmation and I have thoroughly discussed all aspects of the Separation Agreement and this Reaffirmation with an attorney of my choice (at my own expense) to the extent I wished to do so; and (v) I have been offered the opportunity to consider the terms of this Reaffirmation for not less than 21 days prior to the execution of this Reaffirmation (and that if I sign this Reaffirmation before the end of the 21-day consideration period I voluntarily will have waived the remainder of that period). I represent that I first received a copy of this Reaffirmation (and the Separation Agreement) on September 3, 2021. I understand that I have up to seven days after signing this Reaffirmation Agreement to revoke it, and that this Reaffirmation does not become effective until the seven-day revocation period has expired. If I choose to revoke this Reaffirmation, my revocation should be sent to the Chief Legal Officer, Activision Blizzard, Inc. at 3100 Ocean Park Boulevard, Santa Monica, CA 90405. If I do not sign this Reaffirmation or if I timely revoke it, I understand and agree that I only will receive the $100 of consideration described in Section (b) of the Separation Agreement in exchange for signing the Separation Agreement and that I will not receive the consideration described elsewhere in the Separation Agreement (e.g., the consideration described in Sections (b)(i), (ii), (iii), (iv), (v) or (vi) of the Separation Agreement).

I further understand and acknowledge that the complete release of all matters described in this Reaffirmation includes, but is not limited to, all of the types of claims described in Sections (d) and (e) of the Separation Agreement as well as ADEA claims as described above.

I am executing this Reaffirmation pursuant to my agreement in the Separation Agreement, in exchange for the consideration described in that Separation Agreement that is contingent on my signing and not revoking this Reaffirmation. I understand and agree that this Exhibit A must be signed after my Termination Date of September 20, 2021 and returned to the Company by no later than the later of (a) twenty-one (21) days after I first received the Separation Agreement and this Exhibit A or (b) three (3) days after my Termination Date and this Exhibit A must become effective and irrevocable no later than the later of (i) twenty-eight (28) days after I first received the Separation Agreement and this Exhibit A or (ii) ten (10) days after my Termination Date in order for this Reaffirmation to become valid and effective.

Sep. Agreement/Naughton, C. (September 10, 2021)	11

ACCEPTED AND AGREED TO:

By:
Claudine Naughton

Date:

Sep. Agreement/Naughton, C. (September 10, 2021)	12